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                                                                    EXHIBIT 99.1




Contact: Michael O'Connor
         TravelCenters of America
         440-808-3049
         440-808-4458 (fax)
         o'connor.michael@tatravelcenters.com


                         TRAVELCENTERS OF AMERICA, INC.
                 REPORTS RESULTS FOR THIRD QUARTER, NINE MONTHS

         WESTLAKE, Ohio, November 8, 2000 - TravelCenters of America, Inc. today reported a net loss of $0.3 million for the third quarter of 2000, versus net income of $0.1 million for the same period in 1999. For the nine months ended September 30, 2000, TA had a net loss of $3.2 million as compared to net income of $0.2 million for the same period in 1999. EBITDA (defined as net income plus the sum of (a) income taxes, (b) interest expense, net, (c) depreciation, amortization and other non-cash charges, (d) transition expense and (e) gains or losses from sales of property and equipment) for the three- and nine-month periods ended September 30, 2000 increased by $0.2 million and $6.6 million, respectively, to $27.6 million and $77.4 million, as compared to $27.4 million and $70.8 million for the three- and nine-month periods ended September 30, 1999. On a pro forma basis to give effect to the sites we have acquired or divested during 1999 and 2000 and the effects of the debt and equity transactions we expect to complete with respect to our pending acquisition by Oak Hill Capital Partners, L.P., Adjusted EBITDA (defined as EBITDA plus the start-up expenses of newly constructed sites) for the twelve-month period ended September 30, 2000 was $108.7 million.

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         Results for the third quarter and first nine months of 2000 reflect softer demand for diesel fuel on the U.S. interstate highway system, primarily from smaller trucking fleets and independent truck drivers, as a result of both the sharp rise in and the volatility of diesel fuel prices experienced during 2000. In July 2000, as a result of the sharp rise in diesel fuel prices, which was driven by crude oil price increases and reduced domestic crude oil and refined product inventories, TA instituted a more aggressive street pricing posture in order to reverse the trend of declining same-site diesel fuel sales volumes as compared to the prior year. Thus far, this strategy has been successful by reducing the shortfall in same-site diesel fuel volume from 11.3% for the second quarter of 2000 to 6.0% for the two-month period of August and September. For the three- and nine-month periods ended September 30, 2000, same-site diesel fuel volume sold to our trucking fleet customers increased by 2.6% and 2.4%, respectively, as compared to the same periods in 1999.

         "Despite this difficult period of fuel price volatility, sharp rises in crude oil prices and lower refined product inventories, TA has delivered increased EBITDA to investors over the three- and nine-month periods ended September, 2000," said TA President and CEO Ed Kuhn. "By adopting a more aggressive fuel pricing position and by increasing higher-margin, non-fuel revenues, we have been able to offset the effect on EBITDA of the slight decreases in same-site diesel fuel sales volumes. Operating expenses as a percentage of non-fuel sales were also lower for the three-month period ended September, 2000 as compared with the same period in 1999. In addition, we launched our new, state-of-the art, customer loyalty program, called the Road King Club, in September. Driver response to the card-based program has been tremendous with more than 200,000 professional drivers enrolling in the program during the first four weeks." Kuhn added, "We believe that the successful roll-out of this customer affinity program has contributed to the 3.2%

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increase in same-site diesel fuel sales volume in October 2000 as compared to
October 1999 and will continue to have a positive impact on diesel fuel sales volumes in the future."

         Revenues for the third quarter increased $120.2 million, or 28.5%, from $421.9 million in 1999 to $542.1 million. Fuel revenues increased $106.6 million, or 38.1%, non-fuel revenues increased $14.0 million, or 10.2%, and rent and royalty revenues decreased $0.2 million, or 4.0%. The fuel revenue increase resulted from significant increases in average diesel fuel and gasoline sales prices of 46.4% and 32.0%, respectively, over the same period in 1999, partially offset by a decline in diesel fuel sales volume. Total diesel fuel and gasoline sales volumes in the third quarter of 2000 were 345.6 million gallons and 30.8 million gallons, respectively. Diesel fuel sales volumes decreased in the third quarter by 6.8% as compared to the 1999 third quarter. The decrease in diesel fuel volumes was the result of an 8.0% decrease in same-site diesel volumes, partially offset by gallons sold from a net increase of three operating sites added to the network since September 30, 1999. Non-fuel revenues for the third quarter of 2000 were $150.6 million, as compared to $136.6 million for the same period in 1999. The increase in non-fuel revenues was the result of a 2.4% increase in same-site non-fuel revenues, combined with non-fuel sales from the new sites. Rent and royalty revenues have declined as we have converted franchised sites to company-operated sites.

         Gross profit for the three months ended September 30, 2000 was $117.9 million, compared to $112.1 million for the same period in 1999, an increase of $5.8 million, or 5.2%. The increase in gross profit was primarily due to increases in non-fuel revenues, partially offset by decreased fuel margins and reduced rent and royalty revenues.

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         Operating expenses increased by $6.1 million, or 8.1%, to $81.2 million for the three-month period ended September 30, 2000 as compared to $75.1 million for the same period in 1999. This increase reflects the increased number of company operated sites, as well as increased operating expenses to support the increased level of non-fuel sales volume at continuing sites. On a same-site basis, operating expenses as a percentage of non-fuel sales were 52.1% for the 2000 third quarter as compared to 54.9% for the same period in 1999. Selling, general and administrative expenses decreased from $9.6 million for the three months ended September 30, 1999 to $9.1 million for the three months ended September 30, 2000.

         For the three months ended September 30, 2000, income from operations was $10.5 million, compared to $10.9 million for the same period in 1999. The decrease of 3.7% for the three-month period was primarily attributable to a $1.3 million increase in depreciation and amortization expense and a $0.5 million decrease in gains from asset sales, partially offset by the $0.2 million increase in EBITDA, a $0.8 million reduction in transition expenses and a $0.4 million reduction in stock compensation expense.

         Revenues for the first nine months of 2000 increased $453.8 million, or 44.0%, from $1,031.9 million in 1999 to $1,485.7 million. Fuel revenues increased $392.0 million, or 59.3%, non-fuel revenues increased $63.3 million, or 17.8%, and rent and royalty revenues decreased $1.4 million, or 9.0%. The fuel revenue increase resulted from significant increases in average diesel fuel and gasoline sales prices of 58.3% and 41.3%, respectively, over the same period in 1999, combined with a slight increase in diesel fuel sales volume. Total diesel fuel and gasoline sales volumes for the nine months ended September 30, 2000 were 1,017.5 million gallons and 75.4 million gallons, respectively. Diesel fuel sales volumes for the first nine months of 2000 increased

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by 0.1% as compared to the same period in 1999. The increase in diesel fuel volumes was the result of a 10.3% decrease in same-site diesel volumes, partially offset by gallons sold from a net increase of 17 operating sites added to the network during 1999 and 2000, including the 16 sites acquired as part of the Travel Ports acquisition in June 1999. Non-fuel revenues for the first nine months of 2000 were $418.7 million, as compared to $355.4 million for the same period in 1999. The increase in non-fuel revenues was the result of a 3.9% increase in same-site non-fuel revenues, combined with non-fuel sales from the new sites. Rent and royalty revenues have declined as we have converted franchised sites to company-operated sites.

         Gross profit for the nine months ended September 30, 2000 was $338.6 million, compared to $298.9 million for the same period in 1999, an increase of $39.7 million, or 13.3%. The increase in gross profit was primarily due to increases in non-fuel revenues, partially offset by decreased fuel margins and reduced rent and royalty revenues.

         Operating expenses increased by $33.5 million, or 16.9%, to $232.3 million for the nine-month period ended September 30, 2000 as compared to $198.8 million for the same period in 1999. This increase reflects the increased number of company operated sites, as well as higher operating expenses to support the increased level of non-fuel sales volume at continuing sites. On a same-site basis, operating expenses as a percentage of non-fuel sales were 53.3% for the first nine months of 2000 as compared to 54.3% for the same period in 1999. Selling, general and administrative expenses decreased from $29.3 million for the nine months ended September 30, 1999 to $28.9 million for the nine months ended September 30, 2000, despite the net increase of 17 operating sites added to the network during 1999 and 2000.

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         For the nine months ended September 30, 2000, income from operations was $27.2 million, compared to $28.7 million for the same period in 1999. The decrease of 5.2% for the nine-month period was primarily attributable to a $11.2 million increase in depreciation and amortization expense and a $0.4 million decrease in gains from asset sales, partially offset by the $6.6 million increase in EBITDA, a $2.1 million reduction in transition expenses and a $1.4 million reduction in stock compensation expense.

         TravelCenters of America is the largest full-service travel center network in the United States operating 159 locations serving long-haul trucking fleets and their drivers, independent truck drivers and general motorists. TA supplies diesel fuel to 49 of the 50 largest long-haul trucking fleets in the nation. The company's facilities typically include diesel fuel and gasoline operations, truck repair and maintenance services, full-service restaurants and fast food courts, convenience stores and other driver amenities. TA is headquartered in Westlake, Ohio, a suburb of Cleveland.



This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated.



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                         TRAVELCENTERS OF AMERICA, INC.

 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)


                                                                THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                                            ---------------------------------------------------------------
  l                                                              1999          2000           1999             2000
                                                            ---------------------------------------------------------------
                                                                           (IN THOUSANDS OF DOLLARS EXCEPT
                                                                                  PER SHARE AMOUNTS)
  Revenues:
     Fuel.................................................. $   280,139    $   386,666    $   660,841    $ 1,052,849
     Non-fuel..............................................     136,686        150,647        355,428        418,692
     Rent and royalties....................................       5,049          4,805         15,620         14,197
                                                            -----------    -----------    -----------    -----------
     Total revenues........................................     421,874        542,118      1,031,889      1,485,738
  Cost of revenues (excluding depreciation)................     309,722        424,174        732,966      1,147,142
                                                            -----------    -----------    -----------    -----------

  Gross profit (excluding depreciation)....................     112,152        117,944        298,923        338,596

  Operating expenses.......................................      75,062         81,175        198,814        232,301
  Selling, general and administrative expenses.............       9,639          9,148         29,300         28,867
  Transition expenses......................................       1,379            605          3,025            972
  Depreciation and amortization expense....................      15,134         16,361         36,902         48,113
  Gain on sales of property and equipment..................        (827)          (279)          (567)          (194)
  Stock compensation expense...............................         900            450          2,700          1,350
                                                            -----------    -----------    -----------    -----------

  Income from operations...................................      10,865         10,484         28,749         27,187
  Interest (expense), net..................................      (9,901)       (10,989)       (27,404)       (32,162)
                                                            -----------    -----------    -----------    -----------

  Income (loss) before income taxes........................         964           (505)         1,345         (4,975)
  Provision (benefit) for income taxes.....................         858           (171)         1,126         (1,728)
                                                            -----------    -----------    -----------    -----------

  Net income (loss)........................................         106           (334)           219         (3,247)

  Less: preferred dividends................................      (2,521)        (2,873)        (7,244)        (8,255)
                                                            -----------    -----------    -----------    -----------
  Income (loss) available to common stockholders...........      (2,415)        (3,207)        (7,025)       (11,502)
  Retained (deficit) - beginning of the period.............     (19,708)       (33,059)       (15,098)       (24,764)
                                                            -----------    -----------    -----------    -----------
  Retained (deficit) - end of the period................... $   (22,123)   $   (36,266)   $   (22,123)   $   (36,266)
                                                            ===========    ===========    ===========    ===========

  Earnings per common share (basic and diluted)............ $    (2.75)    $    (3.80)    $   (10.01)    $   (13.37)
                                                            ==========     ==========     ==========     ==========




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